Exhibit 99.1

RPM REPORTS DOUBLE-DIGIT SALES AND NET INCOME

INCREASES IN FISCAL 2012 FIRST QUARTER

•	Sales increase 10%

•	Net income and EPS up 11%

•	Guidance for FY 2012 reaffirmed

Medina, Ohio – October 5, 2011 – RPM International Inc. (NYSE: RPM) today reported double-digit increases in sales, net income and diluted earnings per share for its fiscal 2012 first quarter ended August 31, 2011.

First-Quarter Results

Fiscal 2012 first-quarter net sales of $985.9 million were 10.2% ahead of the $894.8 million reported a year ago. Consolidated EBIT was $136.5 million, up 11.9% from the $122.0 million reported in the fiscal 2011 first quarter. Net income attributable to RPM stockholders of $76.8 million was up 11.3% from the $69.0 million reported in the fiscal 2011 first quarter. First-quarter diluted earnings per share were $0.59, an 11.3% increase over the $0.53 reported a year ago.

“First-quarter results were on plan, with both our industrial and consumer segments posting solid increases in both sales and EBIT, despite the continued challenging economic climate and higher raw material costs,” stated Frank C. Sullivan, chairman and chief executive officer.

First-Quarter Segment Sales and Earnings

The company’s consumer segment reported a 9.0% increase in sales to $318.9 million from $292.5 million in the fiscal 2011 first quarter. Organic sales were up 9.2%, including 2.0% in foreign exchange translation gains, 4.0% in volume growth and 3.2% from pricing. A small divestiture reduced the sales increase by 0.2%. Consumer segment EBIT improved 5.0% to $51.5 million in the fiscal 2011 first quarter from $49.0 million in the fiscal 2011 first period.

“Our consumer segment continued to be impacted by stubbornly high raw material costs, resulting in EBIT growth below the level of sales growth,” Sullivan stated. “We continue to gain market share in our consumer businesses, which are also benefiting from the introduction of new, higher-end products at price points that are significantly higher than our traditional consumer lines. Our consumer primer/sealers line also performed well in the quarter,” he stated.

The company’s industrial segment sales improved 10.7%, to $667.0 million from $602.3 million a year ago. Organic sales increased 9.1%, including 5.0% in foreign exchange translation gains, 1.5% in volume growth and 2.6% from pricing. Acquisition growth added 1.6% of the increase. EBIT grew 10.9%, to $92.5 million from $83.3 million in the fiscal 2011 first quarter.

RPM Reports First-Quarter 2012 Results

October 5, 2011

“Improvements in our industrial segment results reflect continued strength in repair and maintenance product lines, along with more modest growth from business units serving new commercial construction markets. Particularly robust growth occurred in our high performance corrosion control coatings and fiberglass reinforced plastic grating businesses. Raw material costs remained challenging for our industrial businesses,” stated Sullivan.

Cash Flow and Financial Position

During the fiscal 2012 first quarter, cash from operations was $7.5 million, compared to $41.1 million a year ago. “Particularly brisk sales in August, which resulted in trade accounts receivable increasing by more than $105 million over the prior year, impacted our cash position at the end of the quarter,” stated Sullivan. Capital expenditures were $4.9 million in the quarter, compared to $3.3 million in the year-ago period. Depreciation was $13.0 million during the first quarter of fiscal 2012.

Total debt at August 31, 2011 of $1.105 billion compares to $1.108 billion at May 31, 2011 and $935.8 million at the end of last year’s first quarter. Net (of cash) debt-to-total capital was 36.0%, versus 38.6% at the end of last year’s first quarter and 34.8% at the end of the prior fiscal year. Liquidity, including cash, was $834.3 million, compared to $717.3 million a year ago and $887.4 million at May 31, 2011. “RPM continues to have a strong capital structure and liquidity position that will enable us to bolster our acquisition program, while funding ongoing operating needs and our dividend program,” Sullivan stated.

Restoration and Cleaning Solutions Business Acquired

Following the end of the first quarter, the company’s RPM2 Group acquired the Legend Brands group of companies, providers of equipment and solutions for water and fire damage restoration, professional cleaning and environmental control on September 30, 2011. Based in Burlington, WA, Legend Brands has annual sales of more than $70 million. It will continue to be led by its existing management team, headed by Bill Bruders, chief executive officer.

Business Outlook

“Based on our first-quarter results, we are holding to our fiscal 2012 guidance issued with our fiscal 2011 year-end earnings release on July 25, 2011. We continue to anticipate sales growth of between 8% and 10%, leading to growth in diluted earnings per share of between 10% and 15% for the 2012 fiscal year,” stated Sullivan.

Webcast and Conference Call Information

Management will host a conference call to further discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 866-271-0675 or 617-213-8892 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 1:00 p.m. EDT on October 5, 2011 until 11:59 p.m. EDT on October 12, 2011. The replay can be accessed by dialing

RPM Reports First-Quarter 2012 Results

October 5, 2011

888-286-8010 or 617-801-6888 for international callers. The access code is 95083212. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants, Fibergrate and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details are available at www.rpminc.com.

For more information, contact Robert L. Matejka, senior vice president and chief financial officer, at 330-273-5090 or rmatejka@rpminc.com.

# # #

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; (j) risks and uncertainties associated with the SPHC bankruptcy proceedings; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2011, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended August 31,
	2011	2010
Net Sales	$985,918	$894,810
Cost of sales	576,292	519,384

Gross profit	409,626	375,426
Selling, general & administrative expenses	273,140	253,421
Interest expense	17,806	16,042
Investment (income), net	(24)	(1,977)

Income before income taxes	118,704	107,940
Provision for income taxes	35,364	32,946

Net income	83,340	74,994
Less: Net income attributable to noncontrolling interests	6,529	5,998

Net income attributable to RPM International Inc. Stockholders	$76,811	$68,996

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.59	$0.53

Diluted	$0.59	$0.53

Average shares of common stock outstanding - basic	128,094	127,787

Average shares of common stock outstanding - diluted	128,628	128,254

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended August 31,
	2011	2010
Net Sales:
Industrial Segment	$667,016	$602,314
Consumer Segment	318,902	292,496

Total	$985,918	$894,810

Income Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (a)	$91,546	$82,479
Interest (Expense), Net (b)	(917)	(861)

EBIT (c)	$92,463	$83,340

Consumer Segment
Income Before Income Taxes (a)	$51,512	$49,027
Interest (Expense), Net (b)	36	10

EBIT (c)	$51,476	$49,017

Corporate/Other
(Expense) Before Income Taxes (a)	$(24,354)	$(23,566)
Interest (Expense), Net (b)	(16,901)	(13,214)

EBIT (c)	$(7,453)	$(10,352)

Consolidated
Income Before Income Taxes (a)	$118,704	$107,940
Interest (Expense), Net (b)	(17,782)	(14,065)

EBIT (c)	$136,486	$122,005

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.
(b)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.
(c)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

	August 31, 2011	August 31, 2010	May 31, 2011
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$373,355	$219,312	$435,011
Trade accounts receivable	752,035	646,684	740,460
Allowance for doubtful accounts	(27,030)	(20,475)	(27,597)

Net trade accounts receivable	725,005	626,209	712,863
Inventories	495,830	421,228	463,120
Deferred income taxes	17,686	20,671	17,764
Prepaid expenses and other current assets	243,467	192,488	239,212

Total current assets	1,855,343	1,479,908	1,867,970

Property, Plant and Equipment, at Cost	1,010,855	934,136	998,245
Allowance for depreciation and amortization	(623,416)	(557,902)	(608,218)

Property, plant and equipment, net	387,439	376,234	390,027

Other Assets
Goodwill	842,431	783,685	831,489
Other intangible assets, net of amortization	320,082	308,318	312,867
Other	111,798	110,700	112,676

Total other assets	1,274,311	1,202,703	1,257,032

Total Assets	$3,517,093	$3,058,845	$3,515,029

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$335,453	$283,470	$358,790
Current portion of long-term debt	2,343	2,774	2,549
Accrued compensation and benefits	112,789	100,030	156,981
Accrued loss reserves	55,023	64,412	57,645
Other accrued liabilities	177,684	138,824	159,324

Total current liabilities	683,292	589,510	735,289

Long-Term Liabilities
Long-term debt, less current maturities	1,103,078	932,979	1,106,304
Other long-term liabilities	232,904	249,443	224,026
Deferred income taxes	62,082	50,034	62,042

Total long-term liabilities	1,398,064	1,232,456	1,392,372

Total liabilities	2,081,356	1,821,966	2,127,661

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 131,131; 129,493; 130,580)	1,311	1,295	1,306
Paid-in capital	739,181	725,927	735,245
Treasury stock, at cost	(62,765)	(49,781)	(62,495)
Accumulated other comprehensive income (loss)	(5,810)	(80,734)	6,073
Retained earnings	632,422	544,930	583,035

Total RPM International Inc. stockholders’ equity	1,304,339	1,141,637	1,263,164
Noncontrolling interest	131,398	95,242	124,204

Total equity	1,435,737	1,236,879	1,387,368

Total Liabilities and Stockholders’ Equity	$3,517,093	$3,058,845	$3,515,029

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED) IN THOUSANDS

	Three Months Ended August 31,
	2011	2010
Cash Flows From Operating Activities:
Net income	$83,340	$74,994
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,009	13,330
Amortization	5,110	4,874
Other-than-temporary impairments on marketable securities	407	57
Deferred income taxes	(1,374)	2,321
Stock-based compensation expense	3,125	2,396
Other	(490)	(281)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
(Increase) decrease in receivables	(4,211)	10,016
(Increase) in inventory	(27,113)	(33,603)
(Increase) in prepaid expenses and other current and long-term assets	(7,531)	(12,102)
(Decrease) in accounts payable	(27,069)	(16,781)
(Decrease) in accrued compensation and benefits	(45,873)	(37,281)
(Decrease) in accrued loss reserves	(2,622)	(1,431)
Increase in other accrued liabilities	15,194	33,696
Other	3,574	918

Cash From Operating Activities	7,476	41,123

Cash Flows From Investing Activities:
Capital expenditures	(4,913)	(3,255)
Acquisition of businesses, net of cash acquired	(35,914)	(9,962)
Purchase of marketable securities	(11,315)	(19,296)
Proceeds from sales of marketable securities	13,821	20,676
Other	915	(3,634)

Cash (Used For) Investing Activities	(37,406)	(15,471)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	7,391	9,773
Reductions of long-term and short-term debt	(10,824)	(2,635)
Cash dividends	(27,424)	(26,629)
Repurchase of stock	(204)	(9,101)
Exercise of stock options	1,205	281

Cash (Used For) Financing Activities	(29,856)	(28,311)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,870)	6,616

Net Change in Cash and Cash Equivalents	(61,656)	3,957

Cash and Cash Equivalents at Beginning of Period	435,011	215,355

Cash and Cash Equivalents at End of Period	$373,355	$219,312